Exhibit 4.6

EXCHANGEABLE SHARE SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 23rd day of September, 2005.

AMONG:

SHIRE PLC, a company registered in England under registry number 5492592 (hereinafter referred to as “Shire”);

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3829359 CANADA INC., a corporation existing under the laws of Canada (hereinafter referred to as “CallCo”);

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SHIRE ACQUISITION INC., a corporation existing under the laws of Canada (hereinafter referred to as “ExchangeCo”).

     WHEREAS, pursuant to a merger agreement (the “Merger Agreement”) dated as of December 10, 2000 by and among Shire Pharmaceuticals Group plc, a company registered in England under registry number 2883758 ("SPG”), ExchangeCo and BioChem Pharma Inc. (now known as Shire BioChem Inc.), a corporation existing under the laws of Canada (“BioChem”), ExchangeCo has issued Exchangeable Shares (the “Exchangeable Shares”) to certain holders of common shares of BioChem pursuant to the plan of arrangement appended to the Merger Agreement;

     WHEREAS, pursuant to the Merger Agreement, SPG and ExchangeCo have executed an exchangeable share support agreement (the “Old Exchangeable Share Support Agreement”) dated as of May 11, 2001 substantially in the form of this agreement;

     WHEREAS , pursuant to a scheme of arrangement between SPG and the holders of ordinary shares of SPG (the “SPG Ordinary Shares”) under section 425 of the UK Companies Act 1985 (as amended), and other restructuring steps to be approved by the holders of SPG Ordinary Shares, the holders of SPG Ordinary Shares will exchange their SPG Ordinary Shares for ordinary shares of Shire;

     AND WHEREAS, in order to maintain the equivalence of the Exchangeable Shares and the SPG Ordinary Shares, the holders of Exchangeable Shares (other than SPG or its affiliates) will be asked to approve, inter alia, the termination of the Old Exchangeable Share Support Agreement and the entering into of this agreement;

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1  Defined Terms

     Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions") attaching to the Exchangeable Shares attached as Appendix 1 to this agreement.

1.2  Interpretation Not Affected by Headings

     The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless otherwise indicated, all references to an “Article" or “section" followed by a number and/or a letter refer to the specified Article or section of this agreement. The terms “this Agreement", "hereof", “herein" and “hereunder" and similar expressions refer to this agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument elementary or ancillary hereto.

1.3  Number, Gender

     Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4  Date for any Action

     If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this agreement, a “Business Day" means any day on which banks are not required or authorized to close in the City of Montreal, Canada, the City of London, England and the City of New York, U.S.A.

ARTICLE 2
COVENANTS OF SHIRE AND EXCHANGECO

2.1  Covenants Regarding Exchangeable Shares

     So long as any Exchangeable Shares not owned by Shire or its Affiliates are outstanding, Shire will:

(a)	not declare or pay any dividends on the Shire Ordinary Shares unless (i) ExchangeCo shall (w) simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions and as determined by the Board of Directors of ExchangeCo as contemplated by Section 2.8(d) hereof) on the Exchangeable Shares (an “Equivalent Dividend") and (x) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any Equivalent Dividend, or (ii) ExchangeCo shall (y) subdivide the Exchangeable Shares in lieu of a share dividend thereon (as provided for in the Share Provisions) (an "Equivalent Share Subdivision"), and (z) have sufficient authorized but unissued securities available to enable the Equivalent Share Subdivision.

(b)	advise ExchangeCo sufficiently in advance of the declaration by Shire of any dividend on Shire Ordinary Shares and take all such other actions as are reasonably necessary, in cooperation with ExchangeCo, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Shire Ordinary Shares;

(c)	ensure that the record date for any dividend declared on Shire Ordinary Shares is not less than ten Business Days after the declaration date of such dividend;

(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit ExchangeCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Shire or its Affiliates) upon the liquidation, dissolution or winding-up of ExchangeCo, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by ExchangeCo, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to cause to be delivered Shire Ordinary Shares and/or Shire ADSs to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Share Provisions;

(e)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit CallCo, in accordance with applicable law, to perform its obligations arising upon the exercise by CallCo of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit CallCo to cause to be delivered Shire Ordinary Shares and/or Shire ADSs to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right or the Shire Call Right, as the case may be;

(f)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Shire and CallCo, in accordance with applicable law, to perform their respective obligations arising upon the exercise by Shire of the Shire Call Right, including without limitation, all such actions and all such things as are necessary or desirable to enable and permit Shire and CallCo to deliver or cause to be delivered Shire Ordinary Shares and/or Shire ADSs to holders of Exchangeable Shares in accordance with the provisions of the Shire Call Right; and

(g)	not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of ExchangeCo nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of ExchangeCo.

2.2  Covenants regarding ExchangeCo and CallCo

     So long as any Exchangeable Shares not owned by Shire or its Affiliates are outstanding, Shire will cause each of CallCo and ExchangeCo to keep its share register outside of the United Kingdom.

2.3  Segregation of Funds

     Shire will cause ExchangeCo to deposit a sufficient amount of funds in a separate account of ExchangeCo and segregate a sufficient amount of such other assets and property as is necessary to enable ExchangeCo to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Share Provisions, as applicable.

2.4  Reservation of Shire Ordinary Shares

     Shire hereby represents, warrants and covenants in favour of ExchangeCo and CallCo that Shire has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Shire or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital such number of Shire Ordinary Shares (or other shares or securities into which Shire Ordinary Shares may be reclassified or changed as contemplated by Section 2.8 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time multiplied by three and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time multiplied by three, and (b) as are now and may hereafter be required to enable and permit Shire to meet its obligations under the Shire Call Right, under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Shire may now or hereafter be required to issue Shire Ordinary Shares, to enable and permit CallCo to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit ExchangeCo to meet its respective obligations hereunder and under the Share Provisions.

2.5  Notification of Certain Events

     In order to assist Shire to comply with its obligations hereunder and to permit CallCo to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, ExchangeCo will notify Shire and CallCo of each of the following events at the time set forth below:

(a)	in the event of any determination by the Board of Directors of ExchangeCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by ExchangeCo of notice of and ExchangeCo otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by ExchangeCo of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e)	as soon as practicable upon the issuance by ExchangeCo of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding BioChem Common Shares pursuant to the Arrangement).

2.6  Delivery of Shire Ordinary Shares or Shire ADSs to ExchangeCo and CallCo

     In furtherance of its obligations under Sections 2.1(d), (e) and (f) hereof, upon notice from ExchangeCo or CallCo of any event that requires ExchangeCo or CallCo to cause to be delivered Shire Ordinary Shares and/or Shire ADSs to any holder of Exchangeable Shares, Shire shall, subject to all applicable laws and regulatory or stock exchange requirements, forthwith issue and deliver or cause to be delivered to ExchangeCo or CallCo the requisite number of Shire Ordinary Shares and/or Shire ADSs to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as ExchangeCo or CallCo shall direct. All such Shire Ordinary Shares and Shire ADSs shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Shire Ordinary Share or Shire ADS, ExchangeCo or CallCo, as the case may be, shall issue to Shire, or as Shire shall direct, common shares of ExchangeCo or CallCo having equivalent value.

2.7  Qualification of Shire Ordinary Shares and Shire ADSs

     If any Shire Ordinary Shares or Shire ADSs (or other shares or securities into which Shire Ordinary Shares may be reclassified or changed as contemplated by Section 2.8 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian, United Kingdom or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfilment of any other United States, United Kingdom or Canadian legal requirement before such shares (or such other shares or securities) may be issued by Shire and delivered or cause to be delivered by Shire at the direction of

CallCo or ExchangeCo, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian provincial securities law or an "affiliate" of Shire for purposes of United States federal or state securities law or any United Kingdom equivalent), Shire will in good faith expeditiously take all such reasonable actions and do all such reasonable things as are necessary or desirable to cause such Shire Ordinary Shares and Shire ADSs (or such other shares or securities) to be and remain duly registered, qualified or approved under United States, United Kingdom and/or Canadian law, as the case may be, do all such things as are reasonably necessary or desirable to cause all Shire Ordinary Shares and Shire ADSs (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Shire Ordinary Shares or Shire ADSs (or such other shares or securities) have been listed by Shire and remain listed and quoted or posted for trading.

2.8  Economic Equivalence.

      So long as any Exchangeable Shares not owned by Shire or its Affiliates are outstanding:

(a)	Shire will not without prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

	(i)	issue or distribute Shire Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares) to the holders of all or substantially all of the then outstanding Shire Ordinary Shares by way of share dividend or other distribution, other than an issue of Shire Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares) to holders of Shire Ordinary Shares who exercise an option to receive divi- dends in Shire Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares) in lieu of receiving cash dividends; or

	(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Shire Ordinary Shares entitling them to subscribe for or to purchase Shire Ordinary Shares (or securities exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares); or

	(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Shire Ordinary Shares (A) shares or securities of Shire of any class other than Shire Ordinary Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Shire Ordinary Shares), (B) rights, options or warrants other than those referred to in Section 2.8(a)(ii) above, (C) evidences of indebtedness of Shire or (D) assets of Shire, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Shire in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Merger Agreement.

(b)	Shire will not without the prior approval of ExchangeCo and the prior approval of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

	(i)	subdivide, redivide or change the then outstanding Shire Ordinary Shares into a greater number of Shire Ordinary Shares; or

	(ii)	reduce, combine, consolidate or change the then outstanding Shire Ordinary Shares into a lesser number of Shire Ordinary Shares; or

	(iii)	reclassify or otherwise change Shire Ordinary Shares or effect an amalgamation, merger, reorganization or other transaction affecting Shire Ordinary Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

(c)	Shire will ensure that the record date for any event referred to in Section 2.8(a) or 2.8(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Shire (with contemporaneous notification thereof by Shire to ExchangeCo).

(d)	The Board of Directors of ExchangeCo shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.8(a) or 2.8(b) above and each such determination shall be conclusive and binding on Shire. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of ExchangeCo to be relevant, be considered by the Board of Directors of ExchangeCo:

	(i)	in the case of any share dividend or other distribution payable in Shire Ordinary Shares, the number of such shares issued in proportion to the number of Shire Ordinary Shares previously outstanding;

	(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Shire Ordinary Shares (or securities exercisable or exchangeable for or convertible into or carrying rights to acquire Shire Ordinary Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a Shire Ordinary Share;

	(iii)	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Shire of any class other than Shire Ordinary Shares, any rights, options or warrants other than those referred to in Section 2.8(d)(ii) above, any evidences of indebtedness of Shire or any assets of Shire), the relationship between the fair market value (as determined by the Board of Directors of ExchangeCo in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Shire Ordinary Share and the Current Market Price of a Shire Ordinary Share;

	(iv)	in the case of any subdivision, redivision or change of the then outstanding Shire Ordinary Shares into a greater number of Shire Ordinary Shares or the reduction, combination, consolidation or change of the then outstanding Shire Ordinary Shares into a lesser number of Shire Ordinary Shares or any amalgamation, merger, reorganization or other transaction affecting Shire Ordinary Shares, the effect thereof upon the then outstanding Shire Ordinary Shares; and

	(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Shire Ordinary Shares as a result of differences between taxation laws of Canada and the United Kingdom (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)	ExchangeCo agrees that, to the extent required, upon due notice from Shire, ExchangeCo will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Shire Ordinary Shares and Exchangeable Shares as provided for in this Section 2.8.

2.9  Tender Offers

     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Shire Ordinary Shares (an “Offer”) is proposed by Shire or is proposed to Shire or its shareholders and is recommended by the Board of Directors of Shire, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Shire, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by CallCo pursuant to the Redemption Call Right, Shire will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Shire Ordinary Shares, without discrimination. Without limiting the generality of the foregoing, Shire will use its reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against

ExchangeCo (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of ExchangeCo to redeem (or CallCo to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Shire Control Transaction.

2.10 Ownership of Outstanding Shares

     Without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions, Shire covenants and agrees in favour of ExchangeCo that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Shire or any of its Affiliates, Shire will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of ExchangeCo and CallCo.

2.11 Shire and Affiliates Not to Vote Exchangeable Shares

     Shire covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Shire further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Canada Business Corporations Act (or any successor or other corporate statute by which ExchangeCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.12 Stock Exchange Listing

     Shire covenants and agrees in favour of ExchangeCo that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Shire or any of its Affiliates, Shire will use its reasonable efforts (i) to maintain a listing for such Exchangeable Shares on a Canadian stock exchange and (ii) to ensure that ExchangeCo remains a "public corporation" within the meaning of the Income Tax Act (Canada).

2.13 Extension of Covenants

     If Shire, or any Affiliates of Shire, becomes the owner of Exchangeable Shares, Shire's covenants set out in Article 2 shall not benefit the Corporation in respect of such Exchangeable Shares.

ARTICLE 3
SHIRE SUCCESSORS

3.1  Certain Requirements in Respect of Combination, etc.

     Shire shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless:

(a)	such other person or continuing corporation (the “Shire Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Shire Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Shire Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Shire under this Agreement; and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder and the holders of the Exchangeable Shares.

3.2  Vesting of Powers in Successor

     Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver a supplemental agreement hereto and thereupon Shire Successor shall possess and from time to time may exercise each and every right and power of Shire under this Agreement in the name of Shire or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Shire or any officers of Shire may be done and performed with like force and effect by the directors or officers of such Shire Successor.

3.3   Wholly-Owned Subsidiaries

     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Shire with or into Shire or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Shire provided that all of the assets of such subsidiary are transferred to Shire or another wholly-owned direct or indirect subsidiary of Shire and any such transactions are expressly permitted by this Article 3.

ARTICLE 4
GENERAL

4.1  Term

     This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person or entity other than Shire and any of its Affiliates.

4.2  Changes in Capital of Shire and ExchangeCo

     At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 hereof or otherwise, as a result of which either Shire Ordinary Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Shire Ordinary Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3  Severability

     If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.4  Amendments, Modifications

     This Agreement may not be amended or modified except by an agreement in writing executed by ExchangeCo, CallCo and Shire and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Share Provisions.

4.5  Ministerial Amendments

     Notwithstanding the provisions of Section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that the Board of Directors of each of ExchangeCo, CallCo and Shire shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of ExchangeCo, CallCo and Shire, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to ExchangeCo, CallCo and Shire, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of ExchangeCo, CallCo and Shire shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6  Meeting to Consider Amendments

     ExchangeCo, at the request of Shire, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of ExchangeCo, the Share Provisions and all applicable laws.

4.7  Amendments Only in Writing

     No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.8  Enurement

     This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.9  Notices to Parties

     All notices and other communications required or permitted to be delivered to a party under this Agreement shall be in writing and shall be deemed to have been properly delivered, given or received (a) upon receipt when delivered by hand or (b) two business days after being sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or communication is sent to the address or facsimile telephone number set forth beneath the name of such party below:

(a)	if to ExchangeCo:

SHIRE ACQUISITION INC. c/o Shire plc Hampshire International Business Park Chineham, Basingstoke Hampshire RG24 8EP England

Telecopier: 44-1256-894-708

Attention: Secretary

(b)	if to CallCo:

3829359 CANADA INC. c/o Shire plc Hampshire International Business Park Chineham, Basingstoke Hampshire RG24 8EP England

Telecopier: 44-1256-894-708

Attention: Secretary

(c)	if to Shire plc:

SHIRE PLC Hampshire International Business Park Chineham, Basingstoke Hampshire RG24 8EP England

Telecopier: 44-1256-894-708

Attention: Secretary

4.10 Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11 Jurisdiction

     This Agreement shall be construed and enforced in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

4.12 Language

     The parties hereby acknowledge that they have expressly required this agreement and any documents ancillary hereto be drafted in the English language only. Les parties reconnaissent par les présentes avoir expressément exigé que cette convention et tout document y afférent soient rédigés en langue anglaise seulement.

4.13 Effective Date

     Notwithstanding the date of the execution of this agreement, this agreement shall only take effect on the date shown on the certificate of amendment issued by the Director responsible for the application of the Canada Business Corporations Act following the filing of the Articles of Amendment (as such term is defined in the Circular).

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

SHIRE PLC	3829359 CANADA INC.

Per:	Per:

Name:	Name:

Title:	Title:

SHIRE ACQUISITION INC.

Per:

Name:

Title: